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                                                                    EXHIBIT 23.7

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 13, 1998, except for Note 10, as to which the date is March 17, 1998, with respect to the consolidated and combined financial statements and schedule of Insignia Properties Trust and Predecessor Entities for the year ended December 31, 1997, included in the Information Statement of Insignia Properties Trust that is made a part of the Registration Statement (Amendment No. 1 to Form S-4) and Prospectus of Apartment Investment and Management Company dated December 8, 1998.




                                                          /s/ ERNST & YOUNG LLP



Greenville, South Carolina
December 7, 1998